UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  December 31, 2012

DYNAMICS RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number 001-34135

MASSACHUSETTS	04-2211809
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

TWO TECH DR, ANDOVER, MASSACHUSETTS 01810-2434
(Address of principal executive offices) (Zip Code)

(978) 289-1500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 31, 2012, Dynamics Research Corporation (the "Company") prepaid $15.0 million of its $40.0 million senior subordinated loan.  The Company also reported that approximately $315 thousand of amortizable non-cash deferred financing costs associated with the early repayment would be accelerated to the fourth quarter of 2012. Also, a make whole payment of approximately $1.7 million was paid to the subordinated lender.  A press release regarding such prepayment is furnished herewith as Exhibit 99.1.

In connection with that prepayment, the Company amended its Senior Subordinated Loan Agreement entered into by the Company with Ares Mezzanine Partners, L.P. and its Credit Agreement entered into by the Company and Bank of America, N.A., as Administrative Agent.  The amendments (i) enabled the prepayment including the payment of a make-whole premium, (ii) permit future payments of subordinated debt after July 1, 2013, and (iii) amend certain financial covenants.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description
10.1
Amendment No. 3 to Senior Subordinated Loan Agreement, dated as of December 31, 2012, among Dynamics Research Corporation, the Borrower, the Guarantors, Ares Mezzanine Partners, L.P., as a Lender and Lead Investor and the other lenders from time to time party hereto.

10.2
Amendment No. 4 to Credit Agreement, dated as of December 31, 2012, among Dynamics Research Corporation, the Borrower, the Guarantors, each Lender party and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

	99.1	Press Release dated January 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMICS RESEARCH CORPORATION
(Registrant)

Date: January 7, 2013	/s/ David Keleher
Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Exhibit Name	Location
10.1
Amendment No. 3 to Senior Subordinated Loan Agreement, dated as of December 31, 2012, among Dynamics Research Corporation, the Borrower, the Guarantors, Ares Mezzanine Partners, L.P., as a Lender and Lead Investor and the other lenders from time to time party hereto.
Filed herewith

10.2
Amendment No. 4 to Credit Agreement, dated as of December 31, 2012, among Dynamics Research Corporation, the Borrower, the Guarantors, each Lender party and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Filed herewith

99.1	Press Release dated January 7, 2013.	Filed herewith